EXECUTION COPY
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     RECAPITALIZATION AGREEMENT

     This Recapitalization Agreement (this "Agreement"), is made and entered into on March 3, 1998, among Seaver Kent--TPG Partners L.P. and Seaver Kent I Parallel, L.P. (collectively, the "Buyer"), Diamond Brands Incorporated, a Minnesota corporation ("DBI"), and each of the owners of equity interests or options to purchase equity interests in DBI, all of which are listed on Exhibit A hereto (collectively, the "Shareholders").

     DBI and its wholly-owned subsidiaries, Forster Inc., a Maine corporation ("Forster"), and Empire Candle, Inc., a Kansas corporation ("Empire") (each such subsidiary a "Subsidiary" and, collectively, the "Subsidiaries") are engaged in the business of manufacturing, selling and distributing various consumer goods, including, without limitation, toothpicks, candles, matches, clothes pins and plastic cutlery (the "Business").

     DBI and the Shareholders desire to have Buyer invest in preferred stock of DBI and to use the proceeds of such investment, along with the proceeds of borrowing by DBI, to (i) refinance outstanding funded debt of DBI, (ii) repurchase a majority of the outstanding Common Stock of DBI, (iii) purchase outstanding stock options of DBI, and (iv) pay related transactional expenses. Buyer desires to make such investment on the terms set forth in this Agreement.

     Certain capitalized terms used in this Agreement have the meanings given those terms in Section 14.

     The parties agree as follows:

1.   The Investment.
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     1.1  Authorization.  DBI shall authorize the issuance and sale to Buyer of
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that number of shares of Series A Cumulative Preferred Stock of DBI, which will have the terms outlined on Exhibit B hereto, equal to the Purchase Price (determined in accordance with Section 1.3) (the "Preferred Shares") divided by the Liquidation Preference (as defined in Exhibit B). The terms of the related warrants to be issued to Buyer (the "Warrants") are also outlined on Exhibit B hereto. At Closing, and prior to any exercise as required in Section 1.2, the Warrants shall represent the right to purchase 77.5% of the common equity of DBI on a fully diluted basis, assuming the repurchase of shares and DBI Options pursuant to Sections 2.1 and 2.2 has been completed.

     1.2  Purchase and Sale.   Subject to the terms and conditions set forth
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herein, at the Closing (as defined herein), DBI shall sell to Buyer and Buyer shall purchase the Preferred Shares in consideration for the Purchase Price as determined in accordance with Section 1.3 hereof. In addition, at the Closing, Buyer shall exercise Warrants to purchase that number of shares of DBI Common Stock (as defined herein) as equals 28% of the total outstanding DBI
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Common Stock after such exercise and after the repurchase of shares pursuant to
Section 2.1 and shall pay the exercise price related thereto. For all purposes, the Warrants shall be deemed issued and exercised prior to the repurchase of shares pursuant to Section 2.1.

     1.3  Purchase Price.
          --------------

          (A) The Purchase Price to be paid by Buyer for the Preferred Shares (the "Purchase Price") will be an amount equal to:

               (1) the amount that would be necessary to satisfy in full all of DBI's funded debt immediately prior to the Closing ("Debt"), including without limitation, any line of credit, capital lease obligations, notes to shareholders and long-term debt, including the current portion thereof (the "Debt Amount"); plus

               (2) an amount equal to (A) $276,000,000 (the "Enterprise Value"), minus (B) the Debt Amount, plus (C) the Working Capital Adjustment (as defined below) (the amount equal to (A) minus (B) plus
          (C) is herein referred to as the "Equity Value"; the amount equal to the Equity Value plus the exercise price of all unexercised options to purchase DBI Common Stock ("DBI Options") immediately prior to the Closing divided by the aggregate of (x) the number of outstanding shares of DBI Common Stock, $.01 par value, of DBI ("DBI Common Stock") immediately prior to the Closing plus (y) the number of shares of DBI Common Stock which could be purchased pursuant to all unexercised DBI Options immediately prior to the Closing, is herein referred to as the "Per Share Equity Value"); plus

               (3)  the sum of $12,000,000 [estimated fees and expenses]; minus

               (4)  the sum of $15,000,000 [Retained Stock value]; minus

               (5) approximately $227,000,000, which will be borrowed by DBI from Buyer and/or other sources at or before the Closing.

          (B) The Working Capital Adjustment will be the amount (which may be a negative amount) equal to (i) the "Closing Date Working Capital Amount" minus (ii) the average monthly working capital for the last full 12 months prior to the Closing Date minus $1,600,000 (the "Baseline Working Capital"). The "Closing Date Working Capital" will be equal to the difference as of the close of business on the day immediately preceding the Closing Date of (x) the book value of DBI's current assets minus (y) the book value of DBI's current liabilities (other than the current portion of funded debt), including accruals for all brokers' fees, employee bonuses and expenses related to the transactions contemplated hereby (other than fees and expenses related to the funding of

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     the transactions contemplated hereby or to the funding of the Business on or after the Closing), all determined in accordance with GAAP, except if the Closing is prior to May 7, 1998 by reason of the giving of the Shareholders' Notice (as defined in Section 3.2), the take down fees (but not the commitment fees) plus the legal and accounting costs primarily related to the take down of the subordinated indebtedness required to fund the transactions contemplated hereby, shall be accrued as a liability. In addition, for purposes of determining Closing Date Working Capital, (i) the employee bonuses accrued as a liability will reflect the net effect of the expense deduction for income tax purposes which DBI will realize after the Closing; and (ii) the Closing Date Working Capital will reflect the tax benefit to be realized by DBI after the Closing from the payment of the Option Value. The Closing Date Working Capital will not be reduced for any inventory reduction pursuant to the terms of Section 7.5.

     1.4  Payment of Purchase Price.
          -------------------------

          (A) At the Closing, Buyer will pay to DBI, as consideration for the issuance of the Preferred Shares, an estimate of the Purchase Price (the "Estimated Purchase Price"), determined by estimating the Working Capital Adjustment based upon DBI's records.

          (B) Within sixty days after the Closing, DBI shall deliver to Buyer and Shareholders Representative (as defined herein), a calculation of the Purchase Price using the actual Working Capital Adjustment but no other changes to the Estimated Purchase Price. Within thirty days after delivery of such calculation, Buyer or Shareholders Representative may assert that the calculations delivered by DBI are inaccurate and specify the amount of and the basis for the inaccuracy (the "Disputed Amount") in a written notice delivered to DBI and the other party. During such thirty-day period, and thereafter until the Closing Statement (as defined below) is acknowledged by Buyer and Shareholders Representative, Shareholders Representative and Buyer and their respective agents and advisors shall have full access to all records applicable to the determination of the Working Capital Adjustment. If neither Buyer nor Shareholders Representative delivers such written assertion to DBI within such thirty days, Buyer and Shareholders shall be conclusively presumed to agree to DBI's calculation.

          (C) If either Buyer or Shareholders Representative delivers such written assertion to DBI within such thirty day period, Buyer and Shareholders Representative shall negotiate in good faith with respect to the Disputed Amount and if they are unable to reach agreement within thirty days after delivery of Buyer's or Shareholders Representative's assertion, the dispute shall be settled by submitting such dispute to Ernst & Young LLP (the "Accountants"), with a direction to deliver Accountant's determination within thirty days of such submission. The decision of Accountants as to the Purchase Price shall be final and binding on the parties. Buyer and the Shareholders shall each pay one-half of the costs of Accountants. The final Purchase Price as adjusted

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

     in accordance with this Section, will be reflected on a final statement acknowledged by Buyer and Shareholders Representative (the "Closing Statement").

          (D) Within ten (10) business days following the final determination of the Working Capital Adjustment in accordance with the provisions of this
     Section:

               (1) if the actual Purchase Price exceeds the Estimated Purchase Price, DBI will pay the amount of such excess in cash to the Shareholders from whom DBI Common Stock was purchased pursuant to
          Section 2.1 or DBI Options were canceled pursuant to Section 2.2, in accordance with his or her Percentage Interest (as set forth opposite his or her name on Exhibit C); or

               (2) if the actual Purchase Price is less than the estimated Purchase Price, then each Shareholder from whom DBI Common Stock was purchased pursuant to Section 2.1 or DBI Options were canceled pursuant to Section 2.2 shall refund to DBI his or her Percentage Interest (as set forth opposite his or her name on Exhibit C) of such deficit from the escrowed funds under the Price Adjustment Escrow Agreement (as defined herein).

          All payments required to be made by DBI or the Shareholders pursuant to Section 1.4(D) shall bear interest from the Closing Date through the date of payment at the rate of 8% per annum.

1.   Equity Repurchases and Refinancing.
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     2.1  Common Stock Repurchases.  Assuming receipt of the necessary funds, at
          ------------------------
the Closing DBI will repurchase from the Shareholders and the Shareholders will sell, pro rata in accordance with their interests, outstanding DBI Common Stock with an aggregate value (the "Common Stock Repurchase Amount") equal to the estimated Equity Value minus $15,000,000 minus the Option Value. The purchase price per share shall be equal to the estimated Per Share Equity Value, determined by estimating the Working Capital Adjustment based upon DBI's records. Such purchase price will be paid in cash to each Shareholder upon the surrender of the certificate(s) representing the DBI Common Stock owned by such Shareholder. The Per Share Equity Value will be subject to adjustment as provided in Section 1.4(D). The Common Stock Repurchase Amount, less the amount required to be placed in escrow under the terms of Section 3.3(A)(1), shall be paid by DBI to the Shareholders by wire transfer of immediately available funds to such accounts designated by the Shareholders prior to Closing.

     2.2  Cancellation of Options.  Assuming receipt of the necessary funds, at
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the Closing DBI will purchase and cancel all of the DBI Options for a price determined for each option by multiplying (i) the amount by which the Per Share Equity Value exceeds the applicable exercise price of such option by (ii) the number of shares of DBI Common Stock as to which the Option

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

is then exercisable (the "Option Value"). The Option Value, less the amount required to be placed in escrow under the terms of Section 3.3(A)(1), will be paid in cash to each holder of a DBI Option, upon the surrender of the DBI Option accompanied by a duly executed Assignment and Termination Agreement, which each holder of a DBI Option agrees to deliver at Closing. The Option Value will be subject to adjustment as provided in Section 1.4(D).

     2.3  Retained Stock.  The Shareholders will, as of the Closing, continue to
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hold the outstanding DBI Common Stock (the "Retained Stock") not repurchased under the terms of Section 2.1 above. At the Closing, the Retained Stock shall represent 22.5% of the common equity of DBI on a fully diluted basis (including the Warrants), subject to the issuance of management options, which shall dilute the ownership of the Shareholders and Buyer proportionately.

     2.4  Financing.  Assuming receipt of the necessary funds, at Closing DBI
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will refinance the Debt.

     2.5  Indemnification Escrow.  At the Closing, the Shareholders will deposit
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a portion of the Retained Stock into an escrow in accordance with Section 10.5.

1.   The Closing.
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     3.1  Closing.  The purchase and sale of the Preferred Shares and the
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consummation of the transactions contemplated by this Agreement (the "Closing")
shall occur at the offices of Lindquist & Vennum P.L.L.P. in Minneapolis, Minnesota at 10:00 a.m. on May 7, 1998, or such earlier or later time (or such other location) which is agreed upon by Buyer and DBI in writing or as provided in Section 3.2 (the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously as of the opening of business on the Closing Date.

     3.2  Early Closing.  Upon written notice by the Shareholders Representative
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to the Buyer (the "Shareholders' Notice"), the Shareholders may demand that
Buyer take down the funds pursuant to the commitments attached as Schedule 6.9 to fund the transactions contemplated by this Agreement. In the event a Shareholders' Notice is given, the Closing shall occur on the later of (i) fifteen calendar days after delivery of the Shareholders' Notice to Buyer; or
(ii) the date which is three business days after receipt by Buyer and DBI of necessary approvals under the HSR Act, but in any event, not prior to twenty-eight days after the date of this Agreement, or on such earlier date agreed upon by Buyer and DBI.

     3.3  Deliveries by Buyer.  At the Closing, Buyer shall deliver the
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following:

          (A) An amount equal to the Estimated Purchase Price, in immediately available funds, by wire transfer to:

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

               (1) an account designated by the Escrow Agent under the Escrow Agreement (as defined herein) of the amount of $500,000 (a pro rata reduction of the Common Stock Repurchase Amount and Option Value in accordance with each Shareholder's Percentage Interest) to be held for a period of up to 150 days under the Escrow Agreement in substantially the form of Exhibit D hereto (the "Price Adjustment Escrow Agreement"), to support the obligations of the Shareholders pursuant to Section 1.4(D)(2) of this Agreement; and

               (2) an account designated by DBI prior to the Closing, the balance of the Estimated Purchase Price.

          (B) An Officer's Certificate as to the accuracy at Closing of all of Buyer's representations and warranties as if made at and as of Closing, the fulfillment of all of Buyer's agreements and covenants and the satisfaction of all Closing conditions to be performed by Buyer;

          (C) An opinion of legal counsel to Buyer dated as of the Closing Date, in form reasonably satisfactory to DBI, which opinion is to the effect that:

               (1) Each Buyer is a limited partnership validly existing under the laws of Delaware and has all requisite company power and authority to conduct its business as, to such counsel's knowledge, such business is now conducted;

               (2) Buyer has all requisite power and authority to permit it to execute and deliver this Agreement and perform its obligations hereunder;

               (3) The execution, delivery and performance of this Agreement by Buyer and each of the documents delivered by Buyer hereunder have been duly authorized and approved by all necessary partnership action. This Agreement and each of the documents delivered by Buyer hereunder have been duly executed and delivered and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, rearrangement, reorganization and other debtor relief legislation and to the application of general equity principles; and

               (4) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will, except as identified in such opinion, (a) require Buyer to file, register with or obtain any approval or action of any governmental entity or agency,
          (b) conflict with, result in a breach of, violate or constitute a default under the governing documents of Buyer or any applicable law or regulation.

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

          (D)  A Stockholders Agreement in the form of Exhibit E;

          (E) The Escrow Agreement in substantially the form of Exhibit F (the "Indemnification Escrow Agreement");

          (F) Such other instruments or documents as may be reasonably requested by DBI to carry out the transactions contemplated hereby.

     3.4  Deliveries by DBI.  At the Closing, DBI shall deliver the following to
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Buyer; provided DBI shall have fulfilled its obligations under Section 3.3(D) if it uses all reasonable efforts to deliver the agreements described therein:

          (A)  Stock certificates for the Preferred Shares;

          (B)  Evidence of the repurchase of DBI Common Stock in accordance with
     Section 2.1, in form reasonably acceptable to Buyer;

          (C) Duly executed Assignments and Termination Agreements with respect to all DBI Options, in form reasonably acceptable to Buyer;

          (D) Employment agreements between DBI and the members of its management listed on Schedule 3.3(D), in form reasonably acceptable to Buyer;

          (E) Resignations of all of the directors of DBI and the Subsidiaries as are requested by Buyer prior to the Closing.

          (F) Evidence of the appointment or election to the Board of Directors of DBI of the directors designated by Buyer;

          (G) A copy of DBI's Articles of Incorporation, certified by the Secretary of State of Minnesota;

          (H) A certificate of the secretary of DBI certifying as to (i) the bylaws of DBI, (ii) the resolutions of the Board of Directors of DBI authorizing the consummation of the transactions contemplated hereby and that such resolutions have not been amended or rescinded and remain in full force and effect, and (iii) the incumbency of the signatories on behalf of DBI to this Agreement and the other documents delivered hereunder.

          (I) A Certificate from the Secretary of State of Minnesota, dated as of a date within thirty days prior to the Closing Date, to the effect that DBI is in existence and in good standing;

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

          (J) An opinion of legal counsel to DBI dated as of the Closing Date, in form reasonably satisfactory to Buyer, which opinion is to the effect that:

               (1) DBI is a corporation validly existing under the laws of Minnesota and has all requisite corporate power and authority to conduct its business as, to such counsel's knowledge, such business is now conducted;

               (2) DBI has all requisite corporate power and authority to permit it to execute and deliver this Agreement and to perform its obligations hereunder;

               (3) The execution, delivery and performance of this Agreement and each of the documents delivered by DBI hereunder have been duly authorized and approved by all necessary corporate action. This Agreement and each of the documents delivered by DBI hereunder have been duly executed and delivered and constitute legal, valid and binding obligations of DBI, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, rearrangement, reorganization and other debtor relief legislation and to the application of general equity principles;

               (4) The authorized Capital Stock of DBI consists of (i) ______ shares of Common Stock, of which there are ________ shares issued and outstanding of record; and (ii) _______ shares of Series A Cumulative Preferred Stock, of which there are ______ shares issued and outstanding of record. Schedule 5.5 to this Agreement contains a complete list of record shareholders of DBI as well as the number of shares of DBI Common Stock held of record by each such shareholder, in each case as registered on the books and records of DBI. Schedule 5.5 to this Agreement lists the record owners of the DBI Options. All such issued and outstanding shares are validly issued and (assuming receipt by DBI of the consideration called for by the minutes authorizing the issuance of each shares) are fully paid and nonassessable and issued without violation of any preemptive or other right to purchase granted by statute or the applicable organizational documents. Except as set forth in such Schedule 5.5, to such counsel's knowledge, there are no other shares of capital stock of DBI, or securities convertible into or exchangeable or exercisable for shares of capital stock outstanding. Upon issuance at the Closing and payment therefor in accordance with the terms of this Agreement, the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable shares of DBI, issued without violation of any preemptive or other right to purchase granted by statute or DBI's organizational documents; and

               (5) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, will, except as identified in such opinion, (A) require DBI to file, register with or obtain any approval or

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

          action of any governmental entity or agency, (B) conflict with, result in a breach of, violate or constitute a default under the organizational documents of DBI or any Subsidiary or any applicable law or regulation;

          (K) All consents of third parties required pursuant to Section 4.1(D);

          (L) The Purchase Price Escrow Agreement; and

          (M) Such other instruments or documents as may be reasonably requested by Buyer to carry out the transactions contemplated hereby.

     3.5  Deliveries by the Shareholders.  At the Closing, the Shareholders will
          ------------------------------
     deliver:

          (A) Certificates representing the DBI Common Stock to be repurchased in accordance with Section 2.1;

          (B) The Price Adjustment Escrow Agreement;

          (C) The Stockholders Agreement; and

          (D) The Indemnification Escrow Agreement and certificates representing the shares of DBI Common Stock to be deposited thereunder in accordance with Section 10.5 accompanied by stock powers duly executed in blank.

1.   Closing Conditions.
     ------------------

     4.1  Buyer's Conditions.  The obligation of Buyer to consummate the
          ------------------
purchase and sale of the Preferred Shares is subject to the satisfaction, or written waiver by Buyer, of all of the following conditions as of the Closing Date, except that the condition in Sections 4.1(D) may not be waived:

          (A)  Representations and Warranties.  The representations and
               ------------------------------
     warranties made by DBI and the Shareholders in this Agreement must be true and correct in all material respects as of the date of this Agreement and, except as specifically contemplated by this Agreement, on and as of the Closing Date, except to the extent of changes caused by the transactions expressly contemplated by this Agreement; provided this condition shall not apply with respect to any matter properly and specifically reflected in the Working Capital Adjustment or which would not be a material adverse change as described in Section 4.1(C). DBI and the Shareholders must have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by DBI or the Shareholders by the Closing Date.

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

          (B)  No Pending Action.  No action or proceeding before any court or
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     governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded or affect the right of Buyer to own the Preferred Shares or of DBI to own or use its assets or conduct the Business.

          (C)  No Material Adverse Change.  Since December 31, 1997, there
               --------------------------
     shall not have been any material adverse change in the business, properties, financial condition, results of operations, assets, prospects of the current Business during the successive twelve months, or liabilities of DBI and its Subsidiaries, taken as a whole; provided this condition shall not apply with respect to any matter not reasonably likely to result in a net cost to DBI in excess of $5,000,000 following Closing (excluding any cost reflected in the Working Capital Adjustment) and in a material impairment of the operations of DBI as currently conducted or the right or ability of DBI to issue the Preferred Stock and Warrants containing the terms set forth on Exhibit B.

          (D)  Governmental Authorizations.  DBI shall have received all
               ---------------------------
     required authorizations, consents and approvals of governments and governmental agencies and third parties with respect to the consummation by DBI of the transactions contemplated hereby, except where the failure to obtain such third party consents would not reasonably be expected to result in a material liability to DBI or its Subsidiaries or materially interfere with the Business, create a lien on any assets of DBI or any of its Subsidiaries, or affect the right or ability of DBI to issue the Preferred Shares and Warrants containing the terms set forth on Exhibit B.

     4.2  DBI's and Shareholders' Conditions.  The obligations of DBI and the
          ----------------------------------
Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver by DBI of all of the following conditions as of the Closing Date, except that the condition in Section 4.2(C) may not be waived:

          (A)  Representations and Warranties.  The representations and
               ------------------------------
     warranties of Buyer made in this Agreement must be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date, and Buyer must have performed or complied, in all material respects, with the obligations (including those specified in Section 12.4) and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date;

          (B)  No Adverse Actions.  There must be no injunction or order of any
               ------------------
     court or administrative agency of competent jurisdiction in effect as of the Closing Date which restrains or prohibits the transactions contemplated hereby; and

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

          (C)  Governmental Authorizations.  Buyer shall have received all
               ---------------------------
     required authorizations, consents and approvals of governments and governmental agencies and third parties with respect to the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain such third party consents would not reasonably be expected to result in a material liability to DBI or its Subsidiaries or materially interfere with the Business, create a Lien on the assets of DBI or its Subsidiaries or the DBI Common Stock or the ability of DBI to issue the Preferred Shares or the Warrants.

5.   Representations and Warranties of DBI.  DBI represents and warrants to
     -------------------------------------
Buyer as follows:

     5.1  Organization and Authority.  DBI is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the state of Minnesota. Forster is a corporation duly organized, validly existing and in good standing under the laws of the state of Maine. Empire is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas. DBI and each of the Subsidiaries is duly qualified as a foreign corporation in every jurisdiction where failure to so qualify would result in a Material Adverse Effect. DBI and each of the Subsidiaries has the corporate power and authority to carry on its business as now conducted and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken by DBI and each of the Subsidiaries to authorize the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and properly taken. DBI has delivered to Buyer complete and correct copies of the charter and bylaws of DBI and each Subsidiary.

     5.2  Due Execution.  This Agreement has been duly executed and delivered by
          -------------
DBI and constitutes a valid and binding obligation of DBI, enforceable against DBI in accordance with its terms, except that

          (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and

          (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     5.3  No Conflicts.  Except as disclosed on Schedule 5.3, the execution and
          ------------
delivery of this Agreement does not, and the consummation of the transactions contemplated by, and the compliance with the terms of, this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or to a lien, encumbrance, penalty or payment under, or require any consent, authorization or approval under

          (A) any provision of the articles of incorporation or bylaws of DBI or any of the Subsidiaries;

          (B)  any Material Contract; or

          (C) any judgment, order or decree or any statute, law, ordinance, rule, regulation, material license or permit applicable to DBI, any Subsidiary or the Business, other than:

               (1) compliance with and filings under the HSR Act and any applicable foreign laws; and

               (2) those that may be required solely by reason of Buyer's (as opposed to any other party's) participation in the transactions contemplated by this Agreement.

     5.4  Governmental Consents.  Based, in part, upon the representations and
          ---------------------
warranties of Buyer in Section 6.7, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to DBI or any of the Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation by DBI of the transactions contemplated by this Agreement, other than:

          (A) compliance with and filings under the HSR Act and any applicable foreign laws;

          (B) qualification under applicable state securities laws; and

          (C) filing of a Certificate of Rights and Preferences with the Secretary of State of Minnesota with respect to the Preferred Shares; and

          (D) those that may be required solely by reason of Buyer's (as opposed to any other party's) participation in the transactions contemplated by this Agreement.

     5.5  Capitalization.
          --------------

          (A) Schedule 5.5 accurately identifies all of the authorized capital stock of DBI and each of the Subsidiaries and the number of shares of such capital stock outstanding and the record holders of that stock. The DBI Common Stock constitutes 100% of the issued and outstanding capital stock of DBI. All of the issued and outstanding DBI Common Stock is validly issued, fully paid and nonassessable and issued without violation of any preemptive right. Except for the DBI Options, as disclosed on Schedule 5.5, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to ownership interests in DBI, or any other securities of DBI or of any of the Subsidiaries or otherwise obligating DBI or any of the Subsidiaries to issue, transfer, register or sell any such securities, except Warrants and Preferred Shares hereunder. DBI owns 100% of the issued and outstanding capital stock of the Subsidiaries. Except for the Subsidiaries, DBI holds, directly or indirectly, no beneficial interests in any corporation or other entity except as set forth on Schedule 5.5.

          (B) As of the Closing, the Preferred Shares will be duly authorized and validly issued, fully paid and nonassessable and issued without violation of any preemptive right.

     5.6  No Restrictions.  To the Knowledge of DBI, other than transfer
          ---------------
restrictions imposed by applicable state or federal securities laws, or by contracts which will be terminated on or prior to the Closing Date which are listed on Schedule 5.6, there are no transfer restrictions, subscriptions, options, warrants, rights, calls, contracts, voting trusts, irrevocable proxies, voting arrangements, commitments, understandings or agreements relating to the sale, voting or transfer of any of the DBI Common Stock.

     5.7  Financial Statements.  DBI has delivered to Buyer, true and correct
          --------------------
copies of the Financial Statements. The Financial Statements have been prepared in accordance with the applicable books and records of DBI and the Subsidiaries and the audited Financial Statements have been prepared in conformity with generally accepted accounting principles, consistently applied during the related periods (except as expressly noted in the notes to the Financial Statements). The balance sheet contained in each of the Financial Statements fairly presents, in all material respects, the financial condition of DBI, on a consolidated basis, as of the respective dates set forth in those balance sheets, and each income statement and statement of cash flows included in each of the Financial statements fairly presents, in all material respects, the results of operations and the cash flows of DBI, on a consolidated basis, for the respective periods set forth therein.

     5.8  Undisclosed Liabilities.  Neither DBI nor any of the Subsidiaries has
          -----------------------
any material liabilities or obligations, except for (i) those reflected on or reserved against in the Financial Statements; (ii) those incurred in the ordinary course of business since the date of the latest Financial Statements; or (iii) those set forth on Schedule 5.8.

     5.9  Absence of Certain Changes.  Except as disclosed on Schedule 5.9,
          --------------------------
since December 31, 1997, neither DBI nor any Subsidiary has incurred any debts, obligations or liabilities, absolute, accrued or contingent and whether due or to become due, except in the ordinary course of business, none of which would have a Material Adverse Effect; paid any obligation or liability, or discharged or satisfied any Liens other than in the usual and ordinary course of business; entered into any Material Contract other than in the ordinary course of business; declared or made any payment to or distribution to its shareholders as such, or purchased or redeemed any of its shares of capital stock or obligated itself to do so; mortgaged, pledged or subjected to Lien any material asset of DBI or any Subsidiary; sold, transferred or leased any material asset except for the sale of inventory in the ordinary course of business; suffered any material physical damage, destruction or loss not covered by insurance; encountered any strike or labor union organizing activities, or issued or sold any shares of capital stock or other securities or granted any options with respect thereto; nor has DBI or any Subsidiary agreed to do any of the foregoing, except the Warrants and Preferred Shares hereunder.

     5.10  Title to Properties and Encumbrances.  Except as disclosed on
           ------------------------------------
Schedule 5.10, DBI and its Subsidiaries have good and valid title, subject to no Lien, to all of their respective properties and assets, including without limitation the properties and assets reflected in the most recently dated Financial Statements, except for properties disposed of in the ordinary course of business since the date of the most recently dated Financial Statements.

     5.11  Property, Plant and Equipment.  The property, plant and equipment of
           -----------------------------
DBI and its Subsidiaries are in operating condition adequate to permit the conduct of the Business in substantially the manner in which the Business is currently conducted. Except as disclosed on Schedule 5.10, DBI or a Subsidiary has good title to, or a valid leasehold interest in, all of the assets used in the conduct of the Business.

     5.12  Contracts.  Schedule 5.12 identifies all of the Material Contracts.
           ---------
Except as disclosed on Schedule 5.12:

          (A) each Material Contract is a valid and binding obligation of DBI or the Subsidiary as the case may be, and, to the Knowledge of DBI, is in full force and effect and enforceable, subject to applicable insolvency, fraudulent transfer, reorganization, other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity; and

          (B) DBI and each Subsidiary have performed, as of the date of this Agreement, all of their respective obligations required to be performed to date under the Material Contracts and are not (with or without the lapse of time, the giving of notice, or both) in breach or default under any of the Material Contracts.

     5.13 Intellectual Property.  Except as disclosed on Schedule 5.13, either
          ---------------------
DBI or one of the Subsidiaries owns all of the Intellectual Property free and clear of all Liens. Schedule 5.13 identifies all letters patent and patent applications, registered trademarks, and copyright registrations and applications owned by DBI or the Subsidiaries. Except as disclosed on Schedule 5.13, neither the Business nor any products sold by the Business infringes on the intellectual property rights of any Person. Except as disclosed on Schedule 5.13, no claims are pending or, to the Knowledge of DBI, threatened in writing against DBI or any of the Subsidiaries by any Person with respect to the ownership, validity, enforceability or use of any of the Intellectual Property or, to the Knowledge of DBI, otherwise challenging or questioning the validity or effectiveness of any of the Intellectual Property.

     5.14  Litigation.
           ----------

           (A) Schedule 5.14(A) identifies all of the lawsuits, claims, actions, suits, proceedings and, to the Knowledge of DBI, investigations pending, or, to the Knowledge of DBI, threatened which relate to the Business, DBI or any of the Subsidiaries; and

           (B) Except as disclosed on Schedule 5.14(B), neither DBI nor any of the Subsidiaries is subject to any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     5.15  Compliance with Applicable Laws.
           -------------------------------

           (A) Except as disclosed on Schedule 5.15(A), DBI, each Subsidiary and the Business are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations and all conditions of applicable licenses and permits and any past non-compliance with such laws has been remedied to the extent required by such laws or to the satisfaction of applicable governmental agencies.

           (B) Except as disclosed on Schedule 5.15(A), neither DBI nor any of the Subsidiaries has received any written, or, to the Knowledge of DBI, oral communication from a governmental authority that alleges that DBI, a Subsidiary or the Business is not currently in compliance, in all material respects, with any Environmental Laws, including the rules and regulations relating thereto, or any other applicable statute, law, ordinance, rule, order, regulation, license or permit.

           (C) Schedule 5.15(B) identifies all material permits, licenses and governmental authorizations obtained by DBI or any of the Subsidiaries relating to the current conduct of the Business. Except as disclosed on
     Schedule 5.15(B), the Business is in compliance with the provisions of such permits, licenses and governmental authorizations.

     5.16  Taxes.  DBI and each Subsidiary have each timely filed all tax or
           -----
assessment reports and tax returns that are required by any law or regulation to be filed by DBI or any Subsidiary, and all those reports and returns are accurate and complete. DBI and each Subsidiary have duly paid or deposited all taxes due and payable, or which have been assessed against DBI or any Subsidiary or which DBI or any Subsidiary is obligated to withhold from amounts owing to any employee. All taxes relating to the current year operations through the end of the most recently concluded fiscal month of DBI prior to the Closing Date have been accrued or reflected in the books and records of DBI and each Subsidiary. Except as disclosed on Schedule 5.16, no taxing or assessment authority has indicated to DBI in writing any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to tax liabilities of DBI or any Subsidiary for any period and DBI has no Knowledge of any facts or circumstances which would give rise thereto.

     5.17  Labor Relations.  Except as disclosed on Schedule 5.17, neither DBI
           ---------------
nor any Subsidiary has any:

           (A) unfair labor practice charge or complaint or other proceeding pending or, to its Knowledge, threatened against DBI or any of the Subsidiaries before the National Labor Relations Board;

           (B) labor strike, slowdown or stoppage pending or, to the Knowledge of DBI, threatened against or affecting DBI or any of the Subsidiaries;

           (C) pending collective bargaining negotiations relating to the employees of DBI or any of the Subsidiaries;

           (D) pending petitions for recognition of a labor union or association as the exclusive bargaining agent for any or all of the employees of DBI or any of the Subsidiaries, and, to the Knowledge of DBI, there has not been any general solicitation of representation cards by any union seeking to represent the employees of DBI or any of the Subsidiaries as their exclusive bargaining agent;

           (E) collective bargaining agreements; or

           (F) material arbitrations, grievances, suits or administrative proceedings before any government entity relating to labor or employment matters involving any employees of DBI or any of the Subsidiaries.

     5.18  ERISA.
           -----

           (A) Schedule 5.18 accurately identifies all Plans. DBI has delivered or caused to be delivered to Buyer a copy of each Plan. Except as disclosed on Schedule 5.18, (i) no Plan has been terminated within the past twenty-four months; and (ii) there is no investigation, action, suit, arbitration or other legal, administrative or other proceeding pending, or to the Knowledge of DBI, threatened, against any Plan or any assets of any Plan.

           (B) Except as provided in Schedule 5.18, each Plan is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), as well as each Plan's terms and conditions. Except as provided in Schedule 5.18, there have been no "prohibited transactions" and no "reportable events" within the meaning of the ERISA and the Code within the last twenty-four months with respect to any Plan. Neither DBI nor any of the Subsidiaries have incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation in connection with a Plan (or other class of benefit that the Pension Benefit Guaranty Corporation has elected to insure).

     5.19  Brokers or Finders.  DBI has not engaged the services of any broker
           ------------------
or finder with respect to the transactions contemplated by this Agreement, and no Person has, or will have, as a result of the consummation of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon DBI for any commission, fee or other compensation as a finder or broker thereof, except that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has been retained by DBI in connection with the transactions contemplated by this Agreement, as described on Schedule 5.19.

     5.20  Transactions With Affiliates.  Except as disclosed on Schedule 5.20,
           ----------------------------
no director or officer of DBI or any Subsidiary (i) has any contractual relationship or arrangements with, or commitments to, DBI or any Subsidiary;
(ii) has any direct or indirect interest in any right, property or assets which are used by DBI or any Subsidiary in the conduct of its business; or (iii) owns any securities of, or has any direct or indirect interest in, any entity which conducts a material amount of business with DBI or any Subsidiary, other than ownership of not more than 1% of a public company.

     5.21  Customers and Suppliers.  Schedule 5.21 contains a list of the sales
           -----------------------
to the twenty largest customers of DBI within the twelve months ended December 31, 1997 and of purchases from and the identity of the ten largest suppliers to DBI during such period. Except as set forth in Schedule 5.21, since January 1, 1997: (a) DBI has not received from any of the top five customers listed on
Schedule 5.21 notice that such customer intends to discontinue all or substantially all of its purchasing from DBI, and (b) DBI has not received from any of the major suppliers of DBI notice that any significant supplier intends to discontinue delivery of supplies to DBI.

     5.22  Improper Payments.  Neither DBI or any Subsidiary, nor any officer,
           -----------------
agent or employee of DBI, nor, to the Knowledge of DBI or any Subsidiary, any distributor, licensee or any other person acting on behalf of DBI or any Subsidiary, (a) has made any unlawful domestic or foreign political contributions; (b) has made any payment or provided services which were not legal to make or provide or which DBI or any Subsidiary or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive; (c) has received any payments, services or gratitudes which were not legal to receive or which DBI or any Subsidiary or such person should have known were not legal for the payor or the provider to make or provide; (d) has had any transactions or payments required to be reflected in its financial statements which are not recorded in its accounting books and records or disclosed in its financial statements; (e) has had any off-book bank or cash accounts or "slush funds"; (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special occasions; or (g) has made illegal payments to obtain or retain business. Neither DBI or any Subsidiary nor, to the Knowledge of DBI, any of the employees, have received or paid a "kickback" or any improper or illegal rebate, commission or other payment in connection with the Business.

     5.23  Insurance.  Schedule 5.23 contains a complete and correct list and
           ---------
summary description (including the name of the insurer, coverage, premium, deductible and expiration date) of all policies of insurance which are in force, including the amounts thereof, maintained by DBI or any Subsidiary or in which DBI or any Subsidiary is a named insured or on which DBI or any Subsidiary is paying premiums. Subject to the deductibles set forth in Schedule 5.23, such policies are in full force and effect and, based on the past experience of DBI, are adequate to provide coverage against risks of a material nature to which DBI or any Subsidiary would normally be exposed in the operation of its business.

     5.24  Product Claims.  Schedule 5.24 contains an accurate and complete
           --------------
statement of all written warranties, warranty policies, service and maintenance agreements of DBI or any Subsidiary. A summary of the customer claims for defective products or poor performance related to the Business since January 1, 1996 is included in Schedule 5.24.

     5.25  Product Liability.  Schedule 5.25 contains an accurate and complete
           -----------------
list and summary description of all existing liabilities, claims or obligations arising from or alleged to arise from any injury to persons or property as a result of the ownership, consumption, possession or use of any product sold by DBI or any Subsidiary, or service rendered by DBI or any Subsidiary, or any failure on the part of DBI or any Subsidiary to deliver product or render service, on or prior to the Closing Date. All such claims are fully covered by product liability insurance, subject to any applicable deductibles on Schedule
5.23. There are no recalls, threatened or pending, of any product of DBI or any Subsidiary.

     5.26  Software and Information Systems.  Schedule 5.26 identifies or
           --------------------------------
describes all material computer software, programs and information systems ("Software") used by the Company or any Subsidiary, all of which is licensed from third parties. Schedule 5.26 describes the procedures and actions to be taken by DBI with respect to the continued effective use of its software and information systems after December 31, 1999. Neither DBI nor its Subsidiaries is in violation of any third party software license.

     5.27  Environmental Matters.
           ---------------------

           (A) Except as identified in Schedule 5.27, DBI and each Subsidiary has previously and is currently complying with its obligations under all Environmental Laws in connection with the operation of the Business, its occupancy of facilities and otherwise, except for such non-compliance which has been remedied to the extent required by the Environmental Laws or to the satisfaction of applicable governmental agencies. Except as identified in Schedule 5.27, neither DBI nor any Subsidiary has received any written or, to the Knowledge of DBI, any oral notice alleging any potential non-compliance with or potential liability pursuant to any Environmental Laws or with respect to any Materials of Environmental Concern.

           (B) Except as identified in Schedule 5.27, no Materials of Environmental Concern have ever been unlawfully generated, treated, stored, or disposed of by DBI or any Subsidiary at any facility owned, leased, operated or utilized by DBI or any Subsidiary (a "Facility"). No underground storage tanks, as defined in RCRA or under applicable state law, are present at any Facility or are operated by DBI or any Subsidiary at any Facility, and, to the Knowledge of DBI, no such tanks were previously abandoned or removed, except as identified in Schedule 5.27. Except as identified on Schedule 5.27, there are no Materials of Environmental Concern or other condition or use of any Facility, whether natural or man-made, which poses a significant threat of damage to the health of persons, to property, to natural resources, or to the environment.

           (C) Except as identified in Schedule 5.27, with respect to the Business, each Facility and its assets, neither DBI or any Subsidiary nor the Business has any liability or unfulfilled obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any Environmental Laws, including any liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations, and, to the Knowledge of DBI, no such claims, actions, suits, proceedings or investigations under such laws or regulations exist or may be brought or threatened. Except as identified in
     Schedule 5.27, (i) there has not been, and is not occurring at any Facility, or any location to which DBI or any Subsidiary ever sent any materials, or its current or former operations, any release or threatened release, as those terms are defined in CERCLA, of any Materials of Environmental Concern resulting from the operations of DBI or any Subsidiary; and (ii) to the Knowledge of DBI, such a release is not occurring and has not occurred at any time in the past. Except as identified in Schedule 5.27, neither DBI nor any Subsidiary has ever arranged for disposal or treatment, arranged with a transporter to or accepted for transport any Materials of Environmental Concern, to a facility, site or location, which, pursuant to CERCLA or any similar state or local law, (i) has been placed or has been publicly proposed by authorities having jurisdiction to be placed, on the National Priorities List or its state equivalent; or (ii) which is subject to a claim, administrative order or other request to take removal or remedial action by any person having jurisdiction and authority in the matter.

          (D) Schedule 5.27 identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of DBI or any Subsidiary or legal counsel therefor or, to the Knowledge of DBI, governmental agencies with respect to each Facility and the Business, in the past five years.

          (E) For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (1)  "Environmental Laws" (A) means all federal, state and local
                     ------------------
          laws, statutes, decisions, rules, ordinances, regulations, moratoria, orders and requirements ("Laws") relating to (i) pollution or the protection of the environment (including air, surface water, ground water, soil, land surface or subsurface strata), or (ii) disposal, emissions, discharges, spills, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (B) shall include the Resource Conservation and Recovery Act, as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"); the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; all Laws related thereto, all implementing Laws and all similar state and local Laws with respect to each of the foregoing acts.

               (2)  "Materials of Environmental Concern" means any and all
                     ----------------------------------
          hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA, hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, and any and all other hazardous chemicals, materials, constituents, pollutants or contaminants regulated under any Environmental Laws.

     5.28 Receivables.   All of the accounts receivable of DBI and each
          -----------
Subsidiary as of the Closing will be valid claims against customers for goods or services delivered or rendered in the ordinary course of business.

     5.29  Disclosure.  The representations and warranties made by DBI in this
           ----------
Agreement, or in any certificate, statement or other document furnished to Buyer by DBI pursuant to this Agreement, and the written information and documents provided by DBI to Buyer on or before the date hereof, excluding specifically the memorandum prepared by DLJ, all as modified by the Schedules to this Agreement and all as taken as a whole, in light of the circumstances made, do not contain untrue statements of material facts and do not omit to state material facts necessary to make the statements therein in light of the circumstances under which they were made, not misleading. DBI makes no representation or warranty with respect to any forecasts, plans, estimates, budgets or projections contained in any of the foregoing except that such prospective information prepared by DBI was prepared in good faith. To the Knowledge of DBI, DBI is not aware of any facts pertaining to DBI, any Subsidiary or the Business which are reasonably likely to have a Material Adverse Effect.

6.   Representations and Warranties of Buyer.  Buyer represents and warrants to
     ---------------------------------------
DBI and the Shareholders as follows:

     6.1  Organization and Authority.  Buyer is a limited liability company duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. All company acts and proceedings required to be taken by Buyer to authorize the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and properly taken.

     6.2  Due Execution.  This Agreement has been duly executed and delivered by
          -------------
Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that

          (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally; and

          (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     6.3  No Conflicts.  The execution and delivery of this Agreement does not,
          ------------
and the consummation of the transactions contemplated by, and the compliance with the terms of, this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of, Buyer under any provision of, or require any consent, authorization or approval under

          (A)  any provision of the governing documents of Buyer;

          (B) any contract, agreement, instrument or other document to which Buyer is a party or by which any of its properties or assets are bound; or

          (C) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to Buyer or its assets, other than

               (1) compliance with and filings under the HSR Act and any applicable foreign laws; and

               (2) those that may be required solely by reason of DBI's (as opposed to any other party's) participation in the transactions contemplated by this Agreement.

     6.4  Governmental Consents.  No consent, approval, license, permit, order
          ---------------------
or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated by this Agreement, other than

          (A) compliance with and filings under the HSR Act and any applicable foreign laws; and

          (B) those that may be required solely by reason of DBI's (as opposed to any other party's) participation in the transactions contemplated by this Agreement.

     6.5  Actions and Proceedings.  There are no:
          -----------------------

          (A) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which may have a materially adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or

          (B) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     6.6  Brokers or Finders.  Buyer has not engaged the services of any broker
          ------------------
or finder with respect to the transactions contemplated by this Agreement, and no Person has, or will have, as a result of the consummation of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Buyer for any commission, fee or other compensation as a finder or broker thereof.

     6.7  Investment Intent; Experience.  Buyer has sufficient knowledge and
          -----------------------------
experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and has so evaluated the merits and risks of the transactions contemplated by this Agreement to its satisfaction. Buyer is acquiring the Preferred Shares and Warrants for its own account, for investment purposes and not with a present view for resale or for distribution of all or any portion of the Preferred Shares or Warrants. The Buyer understands that the Preferred Shares and Warrants have not been, and will not be, registered under the Securities Act of 1933, as amended, as of the Closing or under any state securities laws. The Preferred Shares and Warrants are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and such certificates will bear a legend restricting the transfer thereof.
Buyer is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (4) under the Securities Act of 1933. Buyer is able to bear the economic risks inherent in holding the Preferred Shares and Warrants.

     6.8  Principal Office.   The state in which Buyer's principal office is
          ----------------
located is the State of California.

     6.9  Financing.  Buyer has the financing commitments attached hereto as
          ---------
Schedule 6.9. As of the date hereof, such commitments are in full force and effect and contain the complete understanding of the parties thereto with
respect to the matters described therein.   Buyer will not terminate such
commitments unless it has secured substitute commitments sufficient to provide the financing under Section 12.4

7.  Covenants of DBI and the Shareholders.  DBI and the Shareholders covenant
    -------------------------------------
and agree as follows:

     7.1  Access.  Prior to the Closing, DBI must give Buyer, and Buyer's
          ------
representatives, employees, counsel and accountants, reasonable access, during normal business hours and upon reasonable notice to Andrew M. Hunter, III or Edward A. Michael, to the books and records of DBI and the Subsidiaries, such access will not unreasonably interfere with the normal operations of DBI or the Business and all requests for access to management personnel must be approved in advance by Edward A. Michael or Andrew M. Hunter, III. Access to management personnel will not be unreasonably withheld and may only be requested to the extent necessary to facilitate financing or the consummation of the transactions contemplated by this Agreement and will, in any event, require the participation of Edward A. Michael who will be reasonably available.

     7.2  Ordinary Conduct.  Except as permitted by the terms of this Agreement,
          ----------------
from the date of this Agreement to the Closing Date, DBI shall and shall cause the Subsidiaries to conduct the Business in the ordinary course consistent with past practice. Without the prior written consent of Buyer, neither DBI nor any Subsidiary will do any of the following:

          (A) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of its assets that are material, individually or in the aggregate, to the Business, except for the sales of inventory in the ordinary course of business consistent with past practice;

          (B) create, incur, assume or guarantee any indebtedness for money borrowed or increase the amount of any indebtedness outstanding under any line of credit, loan agreement, mortgage, or other borrowing arrangement in existence on the date of this Agreement, except in the ordinary course of business consistent with past practice;

          (C) amend any existing Material Contract, or enter into any new contract that would constitute a Material Contract, other than purchase and sale orders in the ordinary course of business or necessary for the maintenance of property relating to the Business;

          (D) except as provided in Section 8.5 or, in connection with the exercise of outstanding stock options, declare or pay any dividend or other distribution on its capital stock, issue or agree to issue any such stock or other securities or redeem or repurchase any of its securities;

          (E) fail to maintain its assets in operating condition sufficient for operations of the Business as currently operated;

          (F) fail to comply with any obligation under any Material Contracts;

          (G) except as otherwise provided herein, fail to use reasonable efforts to keep available the services of the present employees of the Business and preserve the goodwill of customers, suppliers and others having business relationships with the Business;

          (H) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice;

          (I) enter into, amend or terminate employment, bonus, severance or retirement contract, plan or arrangement, or increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any executive employee, except, with respect to non-executive employees, in the ordinary course of business consistent with past practice;

          (J) except as provided in DBI's 1998 Capital Budget, including a software operating lease described on Schedule 5.26 (which will include installation and consulting costs), purchase, acquire or lease, or agree or commit to purchase, acquire or lease any asset in an individual amount in excess of $25,000, other than purchases of raw materials and supplies in the ordinary course of business, consistent with past practices; or

          (K) enter into any agreement to do any of the foregoing.

     From the date of this Agreement to the Closing Date, each Shareholder and DBI shall not (and DBI shall instruct its officers, representatives, agents and advisors not to) solicit, encourage or negotiate any proposal from or with, or supply information to, persons other than Buyer or its representatives with respect to, or in connection with, the acquisition of DBI or any Subsidiary or its business or material assets or ownership interests therein, and will promptly advise Buyer of any acquisition proposal or inquiry with respect to such a proposal that DBI receives.

     7.3  Non-Disclosure.  Except as required by law or court order, no
          --------------
Shareholder will disclose, or use directly or indirectly, to or for the benefit of any person or entity other than DBI, and each Shareholder will use all reasonable efforts to prevent any affiliate from disclosing, any confidential or proprietary information, data or materials of DBI or any Subsidiary, except to the extent such information is in the public domain through no fault of the Shareholder. Each Shareholder may disclose such information to his or her auditors, attorneys, financial advisors, bankers and other consultants and advisors. Each Shareholder agrees that any breach of this Section 7.3 will result in irreparable damage to DBI for which DBI will have no adequate remedy at law, and, therefore if such a breach should occur, hereby consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of DBI enjoining any such breach, without prejudice to any other right or remedy to which DBI shall be entitled.

     7.4  Non-Competition.  During the period commencing on the Closing Date and
          ---------------
continuing for five (5) years, each Shareholder designated on Exhibit C as being bound by this Section 7.4 shall not, directly or indirectly, anywhere in the United States, Canada or Mexico, (a) engage in any activities, as an owner, investor (except for an investment of less than five percent in a publicly held company), partner, consultant or otherwise, in competition with the Business, as currently conducted by DBI; or (b) induce or attempt to persuade any employee, agent or customer of DBI or any Subsidiary to terminate such employment agency or business relationship.

     If this covenant is determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, including, without limitation, by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement, to the specific extent that it is unenforceable, this covenant shall be deemed automatically modified and shall be interpreted to extend only over the maximum extent as to which it is valid and enforceable in order to effectuate the parties' intent to the greatest extent possible. Any such modification or interpretation shall have no effect on the validity or enforceability of any remaining provisions of this Agreement.

     Each Shareholder agrees that any breach of this Section 7.4 will result in irreparable damage to DBI for which DBI will have no adequate remedy at law, and, therefore if such a breach should occur, hereby consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of DBI enjoining any such breach, without prejudice to any other right or remedy to which DBI shall be entitled.

     7.5  Empire Inventory.  On the first anniversary of the Closing Date or
          ----------------
such earlier date as the Empire Inventory is liquidated, DBI shall pay to the Shareholders in the manner provided in Section 1.4(D) an amount equal to the amount recovered by DBI or Empire Candle ("Recovered Amount") with respect to the inventory purchased by Empire Candle from Empire Manufacturing Company in February 1997 (the "Empire Inventory") including any recovered fees and expenses of collection incurred after the Closing less any amount by which DBI's net proceeds (not required to be paid to any person) from the liquidation of the Empire Inventory (assuming for such purposes that the net proceeds from liquidation of any Empire Inventory still held by DBI on the date of such payment to the Shareholders is zero) is less than $1,000,000. In no event shall the Shareholders receive more than $1,000,000 of the Recovered Amount plus recovered fees and expenses of collection incurred after the Closing. If such recovery is received prior to Closing, any inventory written off as a result of such recovery will remain as an asset for purposes of the Closing Date Working Capital. The Shareholders shall be entitled to control the claim and settlement with respect to such Empire Inventory; provided that any such settlement does not obligate DBI except as to delivery of any proceeds from the liquidation of the Empire Inventory. DBI will provide such assistance as may be reasonably requested by the Shareholders in this matter. All fees and expenses of collection will be borne by the Shareholders, except to the extent in the Recovered Amount. DBI will use all reasonable efforts to liquidate the Empire Inventory as soon as reasonably practicable.

8.   Covenants of Buyer.  Buyer covenants as follows:
     ------------------

     8.1  Non-Disclosure.  Prior to the Closing Date, Buyer may not disclose,
          --------------
and must take all necessary action to prevent all Recipients from disclosing, any Confidential Information to any Person and Buyer may not use, and Buyer must take all reasonable action to prevent any Recipient from using (other than in connection with the transactions contemplated by this Agreement), any Confidential Information, without the prior written consent of an officer of DBI, except disclosures made exclusively:

          (A) to Buyer's employees, agents and representatives who have a need to know such Confidential Information for the performance of their duties as employees, agents or representatives;

          (B) to enforce Buyer's rights and remedies under this Agreement; or

          (C) to the extent required by law, but only if Buyer first notifies Edward A. Michael in writing of that required disclosure and uses Buyer's best efforts to cooperate with Edward A. Michael to obtain a protective order or other similar determination with respect to such Confidential Information.

     8.2  Return of Information.  If the transactions contemplated by this
          ---------------------
Agreement are not consummated by May 7, 1998, Buyer must promptly return, and use reasonable efforts to cause all other Recipients to return, to DBI all Confidential Information and any copies of, and notes and extracts regarding, Confidential Information, and all documents and other information supplied to Buyer or any other Recipient by DBI.

     8.3  Survival.  Notwithstanding any other provision in this Agreement to
          --------
the contrary, the obligations of confidentiality contained in Sections 8.1 and
8.2 will survive the termination of this Agreement for a period of five years.

     8.4  Director and Officer Liability.  For six years after the Closing Date,
          ------------------------------
Buyer will not take any action to cause DBI not to, and DBI will not fail to, indemnify and hold harmless the present and former officers and directors of DBI in respect of acts or omissions occurring prior to the Closing to the extent provided under DBI's Articles of Incorporation, Bylaws and any Indemnification Agreements in effect on the date of this Agreement true and complete copies of which have been delivered to Buyer. But, if any claim or claims are asserted or made within that six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

     8.5  Tax Matters.  In the event that any taxing authority conducts an audit
          -----------
to determine the amount of any taxes of DBI or any Subsidiary for any period ending on or before the Closing Date, during which period an S election was in effect with respect to DBI, or asserts any tax liability for such period, the Shareholders Representative shall have the exclusive authority to direct, compromise or contest such audit or asserted tax liabilities as he shall, in his sole discretion, deem proper. In such event, Buyer and DBI shall cause DBI or the respective Subsidiary to empower (by power of attorney or such other documentation as may be appropriate) Shareholders Representative or his designee to represent DBI or the Subsidiary in any audit or administrative or judicial proceeding insofar as such audit or proceeding involves any asserted liability for taxes for the period specified above. Notwithstanding the foregoing, the Shareholders Representative shall keep DBI fully informed regarding the audit or asserted tax liability described above. Without the prior written consent of the Shareholders Representative,

DBI will not, except as required by law, regulation or order, amend any foreign, federal, state or local income tax return where such amendment is made after the Closing Date and the effect of which is to increase any income taxes payable by shareholders of DBI for any period on or before the Closing Date. Where such amendment is required by law, DBI shall provide adequate notice to the Shareholders Representative to allow review of such amendment prior to filing. DBI will prepare the final income tax return for DBI, and the related forms K-1 through the Closing Date. Notwithstanding any provision in this Agreement to the contrary, DBI may make cash distributions to its shareholders for the estimated tax liability of those shareholders for income earned by DBI through the Closing Date, as mutually determined in good faith by DBI and Buyer. In addition, DBI may distribute an additional amount equal to the Shareholders' Accumulated Adjustment Account prior to Closing, provided such distribution is reflected in the calculation of Equity Value by a corresponding increase in the Debt Amount.

     8.6  Fees.  At the Closing, DBI must pay all fees of DLJ and all legal and
          ----
accounting fees incurred by DBI, whether incurred on behalf of DBI or any of the holders of the Shares and the DBI Options, which relate to the transactions contemplated in this Agreement, accrual for which will be reflected in the Closing Date Working Capital Amount.

9.   Mutual Covenants.  The parties covenant and agree as follows:
     ----------------

     9.1  Publicity.  DBI, Buyer and the Shareholders agree that no public
          ---------
release or announcement concerning the transactions contemplated by this Agreement may be issued by DBI, on the one hand, or Buyer, on the other, without the prior written consent of the other parties (which consent may not be unreasonably withheld), except as such release or announcement may be required by the applicable laws, rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement must allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Any consent required by the Shareholders shall be made by the Shareholders Representative. Notwithstanding the foregoing, DBI and Buyer agree to hold in confidence and not disclose the information set forth on Exhibit A or C with respect to one or more Shareholders without the written consent of such Shareholder, except as may be required by law or necessary for Buyer to consummate the transactions contemplated hereby, to prosecute claims against any Shareholder or to defend against any claim.

     9.2  Best Efforts.  Subject to the terms of this Agreement, each party will
          ------------
use its best efforts to cause the closing of the transactions contemplated in this Agreement to occur by the Closing Date, it being acknowledged that time is of the essence. Buyer and DBI will use their best efforts to obtain any consents required under Section 4.1(D).

     9.3  Record Retention.  DBI will retain its records existing on the Closing
          ----------------
Date for a period of five years from the Closing Date, or for any longer period as may be required by any government agency or ongoing litigation, and will make such records available to the former shareholders of DBI as may be reasonably required by the Shareholder Representative.

     9.4   Antitrust Notification. If required, DBI and Buyer shall, as promptly
           ----------------------
as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report forms (the "HSR Filing") required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Those notification and report forms and any supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of DBI and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. DBI and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and must promptly comply with any such inquiry or request. Each of DBI and Buyer shall use its best efforts to obtain as promptly as possible any clearance required under the HSR Act for the transactions contemplated hereby.

10.  Survival and Indemnity.
     ----------------------

     10.1  Survival.  All representations, warranties, covenants and agreements
           --------
contained in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto, and all of the representations and warranties herein shall survive the Closing and the consummation of the transactions contemplated in this Agreement for a period of fifteen (15) months after the Closing Date, except that the representations and warranties in Section 5.16 (taxes) shall survive until the expiration of the statutes of limitation applicable to claims of such types related to any period ending on or before the Closing Date and the representations and warranties in Section 5.27 (environmental) and the indemnities in Section 10.2(iii) - (vi) shall survive for thirty (30) months after the Closing Date. All such representations and warranties shall expire upon the expiration of the survival period specified in this Section 10.1. All covenants contained in this Agreement shall survive the Closing indefinitely or until satisfied, except those which by their terms have a different effective period. No claim for the recovery of any indemnifiable Loss or Expense for a breach of a representation or warranty may be asserted by the Buyer against Shareholders after such representation or warranty shall have expired, provided, however, that claims first asserted in writing within the pre-expiration period shall survive until resolved.

     10.2  Indemnity.
           ---------

           (A) Shareholders, severally in proportion to their ownership of Retained Stock, shall indemnify, defend and hold harmless Buyer and its affiliates (including, after the Closing, DBI and the Subsidiaries), directors, officers and employees (each an

     "Indemnified Party") from and against and pay (a) any and all liabilities, losses, costs and damages (including, without limitation, direct damages, interest, fines, penalties, monetary sanctions or other relief) (collectively, "Loss"), and (b) any and all attorneys' and accountants' fees and expenses, court costs and other out-of-pocket expenses (collectively, "Expense"), incurred or suffered by any such Indemnified Party arising from or relating to (i) any breach of any warranty, or the inaccuracy of any representation, made by DBI in this Agreement; (ii) the failure by DBI or any Shareholder to perform any of the covenants or agreements made by it in this Agreement (excluding any covenant to be performed by DBI on or after the Closing); or (iii) whether or not disclosed by DBI as of the Closing Date, the use, treatment, or storage at, or release from, any of the premises owned or used by DBI or any Subsidiary ("Premises") prior to the Closing, of any Materials of Environmental Concern, (iv) any of DBI or any Subsidiary or any agent, representative, or other person or entity acting for or on behalf of DBI or any Subsidiary having at any time prior to the Closing engaged in or restrained from engaging in any activity, or holding, exercising, or failing to exercise any power or authority such as to, at any time, subject DBI or any Subsidiary in any manner to any liability (including, but not limited to costs of investigation, remediation, property damage, personal injury damage, punitive awards, penalties, or fines) arising from any ownership, possession, use, storage, transportation, disposal, or release of any Materials of Environmental Concern from or at any location prior to the Closing, (v) the existence or maintenance of any fuel or other storage tank on or under the Premises at any time prior the Closing; (vi) the presence prior to the Closing of any hazardous substance, asbestos containing materials, or polychlorinated biphenyl substance in, under or upon any of the Premises, the presence of which is, at the Closing, in violation of any Environmental Law; (vii) the litigation matters identified as items 1, 2 and 3 of Schedule 5.14(A), except to the extent of any reserve for litigation on the Closing Date Working Capital, other than such portion of the reserve specifically attributable to other litigation; or (viii) related to any restrictions on the use by Forster of the names "Woodsies" or "Forster" in the Business, other than a restriction on the use of the name "Forster" for lawn games.

          (B) Buyer shall indemnify, defend and hold harmless the Shareholders from and against and pay any Loss or Expense incurred or suffered by any Shareholder arising from or relating to (i) any breach of any warranty or the inaccuracy of any representation made by Buyer in this Agreement; or
     (ii) the failure by Buyer to perform any of the covenants or agreements made by it in this Agreement.

     10.3  Defense of Third Party Claims.  In the event that after the Closing,
           -----------------------------
an Indemnified Party becomes involved in any litigation (hereinafter in this Section 10.3 called "Litigation") in which an adverse result may give rise to Shareholders' obligation to indemnify hereunder, Buyer will give prompt written notice to Shareholders Representative of the pendency of any such Litigation, and the following provisions shall be applicable: (i) Shareholders Representative shall have the right to participate in and control the contest and defense of such Litigation at the Shareholders' own cost and expense, including the cost and expense of attorneys' fees in connection therewith, and (ii) in the event that Shareholders Representative does not assume control of the contest and defense of the Litigation, then Buyer may use, but shall not be obligated to use, its efforts to contest and defend such Litigation at its cost and expense (but subject to its rights to indemnification hereunder), and in such case Shareholders will assist Buyer to such extent as it reasonable in its contest and defense of such Litigation. No settlement of any claim for which indemnification is sought hereunder shall be made without the written consent of other party hereto, which consent shall not be unreasonably withheld.

     10.4  Limitations.
           -----------

           (A) If the Closing occurs, the liability of the Shareholders under
     Section 10.2 shall be limited as follows: (i) the Shareholders shall have no liability under Section 10.2 until the aggregate Loss and Expense arising out of the matters as set forth in Section 10.2 in the aggregate exceed $1,000,000 (the "Threshold Amount") and then only to the extent of such excess; (ii) except as provided in Section 10.5, any recovery by an Indemnified Party for Loss or Expense under Section 10.2 shall be sought solely from the Retained Stock in the Escrow described in Section 10.5, which shall be valued at the Per Share Equity Value, as adjusted pursuant to Section 1.4(D); (iii) except as provided in Section 10.5, the Shareholders shall have no liability under Section 10.2 for aggregate Losses and Expenses which exceed $10,000,000 (the "Liability Cap"); (iv) any proceeds from insurance paid to DBI or Buyer which relate to any fact, event or circumstance requiring indemnity pursuant to Section 10.2 shall constitute a credit which shall be offset against the total Losses and Expenses (before the application of the Threshold Amount); (v) any Loss or Expense calculated for purposes of Section 10.2 shall be calculated taking into account any offsetting federal, state, local or foreign tax benefits that are realized because of such Loss or Expense to an Indemnified Party; and (vi) the Shareholders shall have no liability under Section 10.2 with respect to any costs or expenses of any remediation or environmental equipment repair, upgrade or addition undertaken by DBI unless (x) ordered or demanded by a court, governmental body or agency; or (y) such remediation, repair, upgrade or addition is required to be undertaken by applicable Environmental Law; or (z) necessary in order for DBI to be in compliance with applicable Environmental Laws and resulting from an investigation (if there is an investigation) and remediation or environmental equipment repair, upgrade or addition which would be voluntarily undertaken under customary business practices in the industry. In addition, Shareholders shall not be obligated to indemnify Buyer pursuant to Section 10.2 for any loss or expense resulting from and related to the violation of any applicable Environmental Law by DBI or any Subsidiary after the Closing or, to the extent of the accrual therefor set forth in the Closing Date Working Capital, for any current ongoing monitoring or closure plan costs of DBI and its Subsidiaries.

          (B) If the Closing occurs, the liability of Buyer under Section 10.2 shall be limited as follows: (i) Buyer shall have no liability under
     Section 10.2 until the aggregate Loss and Expense arising out of the matters as set forth in Section 10.2 in the aggregate exceed $1,000,000 and then only to the extent of the excess; and (ii) Buyer shall have no liability under Section 10.2 for aggregate Losses and Expenses which exceed $10,000,000.

     10.5  Escrow Matters.  For purposes of administering claims by Buyer under
           --------------
this Section 10, at Closing each Shareholder shall place in escrow, under the terms of the Indemnification Escrow Agreement attached as Exhibit F, two-thirds of the number of shares of Retained Stock held by such Shareholder at the Closing. Except as provided below, the Retained Stock shall be held in escrow for a period of thirty (30) months after the Closing Date. After DBI completes a public offering of its Common Stock, or an event under 3.2.1 or 3.2.2 of the Stockholders Agreement occurs, the entire balance of the Retained Stock (or, if an event under 3.2.1 or 3.2.2 of the Stockholders Agreement, up to the amount removed to comply with such provisions) may be removed from the escrow and replaced by the amount of cash received from the sale of such shares, but not in excess of $20,000,000, in which case the Liability Cap shall be adjusted upward by the amount by which the cash received upon sale, up to $20,000,000, exceeds the Liability Cap. After the Retained Stock is released from escrow, the Shareholders shall be free to sell such Retained Stock without lien or other encumbrance of Buyer arising under the terms of this Agreement.

     10.6  Exclusive Remedy.  Buyer acknowledges and agrees that, from and after
           ----------------
the Closing, its sole and exclusive remedy with respect to any and all claims related to the subject matter of this Agreement (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Section 10.

11.  Further Assurances.  From time to time, as and when requested by any party,
     ------------------
any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

12.  Termination.
     -----------

     12.1 Notwithstanding any provision in this Agreement contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time on or prior to the Closing Date

           (A) by mutual written consent of DBI and Buyer;

           (B) by DBI if any of the conditions set forth in Section 4.2 have not been satisfied, through no fault of DBI, or waived in writing by DBI, on the Closing Date;


           (C) by Buyer if any of the conditions set forth in Section 4.1 have not been satisfied, through no fault of Buyer, or waived in writing by Buyer, on the Closing Date; or

           (D) by either DBI or Buyer if the Closing does not occur on or prior to May 8, 1998, but only if, prior to that date, the party requesting termination used all reasonable efforts and acted in good faith to close the transactions contemplated by this Agreement and to satisfy all conditions precedent to the closing of these transactions.

     12.2  If DBI or Buyer desires to terminate this Agreement pursuant to
Section 12.1, that party must give written notice to the other parties. Upon receipt of that notice, this Agreement will be terminated without further action by any party.

     12.3 If this Agreement is terminated as provided in this Section 12, this Agreement will become void and of no further force and effect, except for the provisions of:

           (A)  Sections 8.1, 8.2 and 8.3;

           (B)  Section 9.1;

           (C)  this Section 12; and

           (D)  Sections 13.1, 13.2, 13.3 and 13.4.

     12.4 Nothing contained in this Section 12 will release any party from any liability for any breach by such party of any of the terms or provisions of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement. Without limiting the foregoing, Buyer agrees that if all of the conditions in Section 4.1 are satisfied, DBI and the Shareholders are able and willing to effect the Closing and Buyer is required to effect the Closing hereunder, but is unable to do so due to Buyer's failure to secure financing necessary to allow DBI to refinance the Debt and to pay the Common Stock Repurchase Amount, the Option Value and the Purchase Price at the Closing, which Buyer acknowledges is, in each case, its obligations to secure (and is a condition precedent to DBI's and the Shareholders' obligations hereunder), Buyer will be in breach of this Agreement and DBI and the Shareholders will have all remedies provided by law with respect to the failure to consummate the transactions contemplated hereby, notwithstanding any limitations in Schedule 10.4(B) which shall apply from and after Closing.

13.  General Provisions.
     ------------------

     13.1  Certain Expenses.  Except as otherwise provided in this Agreement,
           ----------------
all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement must be paid by the party incurring those costs or expenses.

     13.2  Attorneys' Fees.  Should any litigation be commenced concerning this
           ---------------
Agreement, or the rights and duties of any party with respect to it, the party prevailing will be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose. This Section 13.2 will survive indefinitely.

     13.3  Notices.  All notices, and replies to such notices, required under
           -------
this Agreement must be in writing, properly addressed to the other party, signed by the party giving notice, and may be delivered by hand, sent by facsimile transaction, sent by a nationally-recognized overnight delivery service, or sent by certified mail, return receipt requested. Notices are effective upon receipt. Notices sent by mail are deemed to be received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notice sent by a nationally-recognized overnight delivery service are deeded to be received on the next business day after date of sending. Notices sent by facsimile transaction are deemed to be received the date on which sent and are conclusively presumed to have been received if the sender's copy of the facsimile transaction contains the "answer back" of the other party's facsimile transaction. Notice must be given, mailed or sent to the parties at the following addresses, or at such other address as may be given by proper notice. This Section 13.3 will survive indefinitely.

           If to DBI (pre-closing) or Shareholders Representative, addressed to:

                    Hunter Keith Industries, Inc.
                    5100 IDS Center
                    80 South Eighth Street
                    Minneapolis, MN 55402
                    Attn: Andrew M. Hunter, III
                    Fax No.: 612-338-7079

           with a copy to (which copy does not constitute notice):

                    Lindquist & Vennum P.L.L.P.
                    4200 IDS Center
                    80 South Eighth Street
                    Minneapolis, MN  55402
                    Attn:  Charles P. Moorse
                    Fax No.:  612-371-3207

          If to Buyer or (DBI post-closing), addressed to:

               c/o Seaver Kent & Company LLC
               3000 Sand Hill Road
               Building 1-230
               Menlo Park, CA 94025
               Attn:  Alexander M. Seaver & Bradley R. Kent
               Fax No.:  (650) 233-9130

          with a copy to (which copy does not constitute notice):

               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, IL 60606
               Attn:  Helen R. Friedli, P.C.
               Fax No.:  (312) 984-7700

     13.4  Miscellaneous.  No amendment to this Agreement is effective unless it
           -------------
is in writing and signed by each party. The headings contained in this Agreement, or in any Schedule or Exhibit, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, all of which are considered one and the same agreement, and are effective when one or more of those counterparts have been signed by each of the parties and delivered to the other parties. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings relating to that subject matter. The parties agree that neither has made any representations, warranties, covenants or undertakings other than as expressly provided for in this Agreement and the Schedules and Exhibits attached hereto. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each of the other parties, except that Buyer may assign its rights hereunder to another entity or individual and may designate additional "accredited investors" to purchase the Preferred Shares and/or Warrants, provided such purchasers make the same representation as is in Section
6.7 and do not otherwise, solely by their participation, adversely affect DBI's ability under the federal and state securities laws to issue such securities. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing in this Agreement is intended to give to any Person, other than such parties and persons, any legal or equitable rights under this Agreement. This Agreement is governed in accordance with the internal laws of the state of Minnesota, without regard to the conflict of laws statutes or provisions of any jurisdiction. This Section 13.4 will survive the Closing Date indefinitely.

14.  Shareholders Representative.
     ---------------------------

          (A) Each of the Shareholders hereby irrevocably constitutes and appoints Andrew M. Hunter, III, and Mr. Hunter hereby accepts such appointment, as their agent and attorney-in-fact with full power of substitution and revocation to do any and all things and execute any and all documents on his or her behalf which may be necessary, convenient or appropriate with respect to: (i) amendments to this Agreement, provided that no amendment shall materially adversely affect the rights of any one Shareholder relative to any other Shareholders; (ii) the execution of documents and certificates pursuant to this Agreement; (iii) determination of the Working Capital Adjustment; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; and (v) negotiation and compromise of any indemnity claims made by Buyer hereunder. The Shareholders Representative is authorized (i) to take all actions which the Shareholders Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the matters described above, including to sue, defend, negotiate, settle and compromise any such claims for indemnification made by Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby; (ii) to engage and employ agents and representatives (including accoutants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing; and (iii) to take all other actions and exercise all other rights which the Shareholders Representative (in his sole discretion) considers necessary or appropriate in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders Representative shall have no duties or responsibilities except as expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholders Representative.

          (B) The Buyer and DBI shall be fully protected in dealing with Mr. Hunter under this Agreement and may rely upon the authority of Mr. Hunter to act as the Shareholders Representative. The Shareholders Representative is authorized to act on the Shareholders' behalf notwithstanding any dispute or disagreement among the Shareholders. The appointment of Mr. Hunter is coupled with an interest and is irrevocable by any Shareholder in any manner or for any reason, unless written revocation is personally delivered to Mr. Hunter and the Buyer on or prior to the time that action on behalf of the Shareholders is taken or payments or deliveries are made, in which case such revocation shall only apply to actions taken or proposed to be taken after receipt of such notice. This power of attorney shall not be affected by the death, disability or incapacity of any Shareholder.

          (C) If at any time there is no person acting as Shareholders Representative for any reason, the Shareholders holding a majority interest in the Retained Stock shall choose a person to act as Shareholders Representative under this Agreement.

          (D) Neither the Shareholders Representative nor any agent employed by him shall be liable to any Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders Representative constituted fraud or were taken or not taken in bad faith. The Shareholders Representative shall be indemnified and held harmless by the Shareholders against all costs, expenses and damages paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders Representative is made a party by reason of the fact that he was acting as the Shareholders Representative pursuant to this Agreement; provided, however, that the Shareholders Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders Representative constituted fraud or were taken or not taken in bad faith. The Shareholders Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

15.  Certain Definitions.
     -------------------

     15.1  "Confidential Information"

           (A) "Confidential Information" means:

               (1) with respect to DBI, all financial, technical, commercial or other information disclosed by DBI to Buyer or Buyer's respective directors, officers, employees, advisors or affiliates (such Person a "Recipient") in connection with the transactions contemplated by this Agreement;

               (2) the fact of the transactions contemplated by this Agreement; and

               (3) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents delivered pursuant to this Agreement.

          (B) Notwithstanding Section 15.1(A), Confidential Information does not include any information that:

               (1) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no action or fault of any Recipient;

               (2) is already know by Recipient from independent sources at the time of disclosure to such Recipient other than

                    (a) as a result of a breach of any provision of this
               Agreement; or

                    (b) from any source who, after reasonable investigation by
               Recipient, is not bound by any confidentiality agreement with, or other contractual, legal or fiduciary duty of confidentiality to, DBI or either of the Subsidiaries; or

               (3) is subsequently disclosed to a Recipient by any Person who is not a party to this Agreement (but only if that Recipient does not have actual knowledge after reasonable investigation that such Person is prohibited from disclosing such information, either by reason of contract or legal or fiduciary obligation) and who has a legal right to transmit that information.

     15.2 "Financial Statements" means the audited consolidated financial statements of DBI for the fiscal years ended December 31, 1995, 1996 and 1997, and unaudited consolidated financial statements of DBI for the one-month interim period ended January 31, 1997, including the consolidated balance sheet statements, income statements, statements of shareholders equity and statements of cash flows of DBI for each of the periods then ended.

     15.3 "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

     15.4 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     15.5 "Intellectual Property" means, with respect to DBI, and the Subsidiaries all of the following (and all amendments, modifications, and improvements thereto):

           (A)  letters patent and patent applications;

           (B) tradenames, trademarks or service marks, and all registrations and applications related thereto, common law trademarks, and all goodwill associated therewith;

           (C)  copyrights and copyright registrations and applications; and

           (D) discoveries, ideas, technology, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software.

     15.6 "Knowledge" means, with respect to DBI or any Subsidiary, the knowledge of any officer or director of DBI or any Subsidiary.

     15.7 "Lien" means any lien, encumbrance, security interest, pledge, mortgage, option, charge or similar restriction.

     15.8 "Material Contracts" means those contracts and agreements (all of which are identified on Schedule 5.12) to which DBI or any of the Subsidiaries is a party that:

           (A) relates to the borrowing of money or the guaranty of any obligation for the borrowing of money;

           (B) involves the receipt or payment of more than $25,000 in any one year and is not terminable on 30 or fewer days' notice at any time without a penalty;

           (C) prohibits or limits the ability of DBI or any of the Subsidiaries to engage in any business or compete with any Person; or

           (D) obligates DBI or any of the Subsidiaries to purchase goods or services for consideration in excess of $25,000.

     15.9 "Material Adverse Effect" means any effect on DBI or any of the Subsidiaries that is in the aggregate materially adverse to the Business or the operations or financial condition of DBI and the Subsidiaries taken as a whole.

     15.10 "Person" means any natural person or entity.

     15.11 "Plan" means any "employee benefit plan," "employee pension benefit plan," "defined benefit plan" or "multiemployer benefit plan" which DBI or any Subsidiary maintains, contributes to, or is required to maintain or contribute to. As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "defined benefit plan," and "multiemployer benefit plan" have the respective meanings assigned to each of them in Section 3 of ERISA and any applicable rules and regulations promulgated under ERISA.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             SEAVER KENT--TPG PARTNERS L.P.


                                             By________________________________
                                             Its_______________________________


                                             SEAVER KENT I PARALLEL, L.P.


                                             By________________________________
                                             Its_______________________________

                                             DIAMOND BRANDS INCORPORATED


                                             By________________________________
                                             Its_______________________________

                                   EXHIBITS

Exhibit A        Shareholders
Exhibit B        Terms of Preferred Shares and Warrants
Exhibit C        Shareholder Information
Exhibit D        Price Adjustment Escrow Agreement
Exhibit E        Stockholders Agreement
Exhibit F        Indemnification Escrow Agreement



                                   SCHEDULES

Schedule 3.3(D)   Key Employees
Schedule 5.3      Conflicts
Schedule 5.5      Capitalization
Schedule 5.6      Restrictions
Schedule 5.8      Undisclosed Liabilities
Schedule 5.9      Certain Changes
Schedule 5.10     Encumbrances
Schedule 5.12     Material Contracts
Schedule 5.13     Intellectual Property
Schedule 5.14(A)  Litigation
Schedule 5.14(B)  Consent Decrees; Orders
Schedule 5.15(A)  Compliance With Laws
Schedule 5.15(B)  Permits
Schedule 5.16     Tax Matters
Schedule 5.17     Labor Relations
Schedule 5.18     ERISA
Schedule 5.19     Brokers
Schedule 5.20     Transactions with Affiliates
Schedule 5.21     Customers and Suppliers
Schedule 5.23     Insurance
Schedule 5.24     Product Warranty; Claims
Schedule 5.25     Product Liability
Schedule 5.26     Software Licenses
Schedule 5.27     Environmental Matters
Schedule 6.9      Financing Commitments